                        Dated 11th September, 1996
                        --------------------------

                         REGAL INTERNATIONAL INC.
                                   and
                         BTR CHINA HOLDINGS B.V.
                                   and
                     CHINA STRATEGIC HOLDINGS LIMITED


        --------------------------------------------------------------
                      Agreement relating to the sale
                    and purchase of the entire issued
                            share capital of
                         ACEWIN PROFITS LIMITED
              the owner of the entire issued share capital of
                   CHINA MACHINE (HOLDINGS) LIMITED
      -----------------------------------------------------------------







RICHARDS BUTLER
20th Floor
Alexandra House
16-20 Chater Road
Hong Kong

                         TABLE OF CONTENTS
                         -----------------

CLAUSE NO.  CONTENT                                             PAGE NO.
-------------------                                             --------
1.          INTERPRETATION                                             1
2.          SALE AND PURCHASE OF THE SALE SHARES                       4
3.          COMPLETION                                                 4
4.          WARRANTIES/UNDERTAKING                                     6
5.          CONDUCT OF BUSINESS PRIOR TO COMPLETION                    9
6.          MISCELLANEOUS                                             10
7.          FURTHER ASSURANCE                                         10
8.          ENTIRE AGREEMENT                                          11
9.          COSTS AND EXPENSES                                        11
10.         KNOW-HOW/TRADEMARK AGREEMENTS ETC.                        11
11.         NOTICES                                                   11
12.         TIME OF THE ESSENCE                                       12
13.         GUARANTEE                                                 12
14.         GOVERNING LAW AND JURISDICTION                            13

SCHEDULE 1

PART 1      DETAILS OF ACEWIN
PART 2      DETAILS OF CHINA MACHINE
PART 3      DETAILS OF THE WUXI JOINT VENTURE
PART 4      DETAILS OF VULKAN COUPLINGS


SCHEDULE 2 WARRANTIES

THIS AGREEMENT dated 11th September, 1996 is made

BETWEEN:-

(1)	REGAL INTERNATIONAL INC., a company incorporated in
Delaware, the U.S.A., the registered office of which is at P.O. Box 1237, CO TX 75151, the U.S.A. (the "Vendor");

(2)	BTR CHINA HOLDINGS B.V., a company incorporated in the
Netherlands, the registered office of which is at Weena
750, Rotterdam (the "Purchaser"); and

(3)	CHINA STRATEGIC HOLDINGS LIMITED, a company incorporated in
Hong Kong, the registered office of which is at 52nd Floor, Bank of China Tower, 1 Garden Road, Hong Kong (the "Guarantor")


WHEREAS:-

(A)	Acewin is an investment holding company incorporated in the
British Virgin Islands which holds a 100% interest in the issued share capital of China Machine;

(B)	China Machine is an investment holding company incorporated
in Hong Kong which holds a 55% interest in the registered capital of the Wuxi Joint Venture; and

(C)	the Vendor wishes to sell or procure the sale of and the
Purchaser wishes to acquire the entire issued share capital of Acewin and through it, China Machine, on the terms set out below and the Guarantor has agreed to give the guarantee set out herein.


IT IS HEREBY AGREED as follows:-


1. INTERPRETATION
   --------------
(A)	In this Agreement and the recitals hereto, unless the
context otherwise requires:-

"Accounts" means together the Audited Accounts and the Management Accounts;

"Accounts Date" means 31st March, 1996;

"Acewin" means Acewin Profits Limited, a company incorporated in the British Virgin Islands, particulars of which are set out in Part 1 of Schedule 1;

"Arthur Andersen Report" means the report by Arthur
Andersen dated 5th April, 1996 in relation to the consolidated financial statements of Acewin Profits Limited and subsidiaries as of 31st December, 1993, 1994 and 1995 together with the auditor's reports;

"Audited Accounts" means the accounts set out in the Arthur Andersen Report;

"BTR Group" means the Purchaser and any company which is a holding company or subsidiary of the Purchaser and any other subsidiary of such holding company and for this purpose "holding company" and "subsidiary" have the meanings ascribed thereto in section 2 of the Companies Ordinance of Hong Kong;

"Building" means all factory buildings and warehouses owned by Wuxi Joint Venture;

"Business Day" means a day (other than a Saturday) on which banks in Hong Kong are open for business;

"China Machine" means China Machine (Holdings) Limited, a company incorporated in Hong Kong, particulars of which are set out in
Part 2 of Schedule 1;

"Completion" means the performance by the parties of their respective obligations in accordance with the provisions of Clause;

"Completion Date" means 11th September, 1996 or such other date as the parties may agree being the date upon which Completion is to take place pursuant to Clause 4;

"Group" means Acewin, China Machine, the Wuxi Joint Venture and
Vulkan Couplings; and "Group Company" means any one of them;

"HK$" means Hong Kong dollars;

"Intellectual Property" means trademarks, service marks, trade names, registered designs, designs, copyrights and other forms of intellectual or industrial property (in each case in any part of the world and whether or not registered or registrable and for the full period thereof and all extensions and renewals thereof and applications for registration of or otherwise in connection with the foregoing, know-how, inventions, formulae, confidential or secret processes and information, computer programs and software, and any licenses and permissions in connection therewith;

"Joint Venture Contract" means the joint venture contract dated 7th August, 1993, entered into between China Machinery (Holdings) Limited, a company incorporated in Hong Kong, and China Machine's predecessor in interest, and Wuxi Vibration Isolator Factory, as amended by two supplemental joint venture contracts dated 12th January, 1995 and 15th December, 1995 respectively;

"Management Accounts" means the unaudited management accounts of the Group for the period from 1st January, 1996 to 31st March, 1996;

"PRC" means the People's Republic of China;

"Sale Shares" means 1,000 fully paid ordinary shares of US$1.00 each in the share capital of Acewin which are beneficially owned by the Vendor and which together comprise all of the issued and authorised share capital of Acewin;

"Site" means the 39,984 square metre-site located at No. 1
Tangnanlu and No. 99 Nanxiachang, Nanchang, and No. 154 Huiqianlu
Beitan Qu, Wuxi, Jiangsu Province, the PRC;

"Taxation" means:-

(i)	any liability to any form of taxation whenever created or
imposed and whether of Hong Kong, the PRC or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and excise duties and similar liabilities and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of Hong Kong, the PRC or of any other party of the world;

(ii)	an amount of equal to any deprivation of any relief,
allowance, set off, deduction in computing profits or right to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation; and

(iii)	all costs, interest, penalties, charges and expenses
incidental or relating to taxation or to any relief, allowance, set off or deduction in computing profits or right to repayment of taxation which is the subject of the Warranties and contained in Schedule 2 to the extent that the same is/are payable or suffered by any of the Group Companies;

"US$" means United States dollars;

"Vulkan Couplings" means Wuxi Vulkan Couplings Co., Ltd., a Sino-foreign equity joint venture company, details of which are set out in Part 4 of Schedule 1.

"Warranties" means the representations, warranties and undertakings set out or referred to in Clause 4(A) below;

"Wuxi Accounts" means--

(i)	1994 audited annual report for the Wuxi Joint Venture
prepared by Beijing certified	public accountants dated
20th March 1995; and

(ii) 1995 financial statements and audited annual report for the Wuxi Joint Venture prepared by Arthur Andersen Hua Qiang dated
6th April 1996;

Wuxi Vibration Isolator Factory" means Wuxi Vibration Isolator
Factory, a company registered in Wuxi Municipality, Jiangsu
Province, the PRC, having its legal address at No.1 Tangnanlu, Wuxi 214026, Jiangsu Province, the PRC;

"Wuxi Joint Venture" means Wuxi-CSI Vibration Isolator Co.,
Ltd.), a Sino-foreign equity joint venture company, particulars of which are set out in Part 3 of Schedule 1;

(B)	References herein to "Clauses" and "Schedules" are to
the clauses of and the schedules to this Agreement.

(C)	In this Agreement words importing the singular include
the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

(D)	In this Agreement references to "writing", or any
cognate expression, include a reference to any communication effected by telex, facsimile transmission or similar means.

(E)	The headings and table of contents in this Agreement
are for convenience only and shall not affect its interpretation.


2. SALE AND PURCHASE OF THE SALE SHARES
   ------------------------------------
(A)	On the terms and subject to the conditions set out in
this Agreement the Vendor shall sell or procure the sale of and the Purchaser relying on the representations, warranties and undertakings of the Vendor contained or referred to herein shall purchase the Sale Shares free from all rights of pre-emption, options, liens, claims, equities, charges, encumbrances, adverse interests and third-party rights of any nature and together with all rights now attaching or hereafter becoming attached or accruing thereto including the right to receive all dividends and other distributions declared, made or paid in respect of Acewin on or after the Accounts Date.

(B)	The Vendor hereby waives any right of pre-emption which
it may have in respect of the Sale Shares, whether pursuant to the Articles of Association of Acewin or otherwise howsoever arising.

(C)	The consideration for the sale and purchase of the Sale
Shares shall be US$13,950,000 to be paid at Completion in the manner described in Clause 3.


3.	COMPLETION
   -----------
Completion of this Agreement shall take place at 20th Floor, Alexandra House, 1620 Chater Road, Central, Hong Kong, at or about 7:00 p.m. (Hong Kong time) on the Completion Date when all (but not part only) of the following business shall be transacted:-

(A)	the Vendor shall:-

(i)	deliver to the Purchaser:-

(a)	duly executed instrument of transfer in respect of the Sale Shares to be sold to the Purchaser in favour of the Purchaser and/or its nominee;

(b)	the share certificates for the Sale Shares to be sold to the Purchaser;

(c)	letters of resignation duly executed under seal of those
directors, secretary, auditors and officers of the Wuxi Joint Venture and Vulkan Couplings who hold office at the nomination China Machine (undated in the case of Mr. Peter Oei Hong Leong provided that it shall not be dated or submitted to the relevant Group Company unless Mr. Peter Oei Hong Leong has first been informed of the Purchaser's intention to do so) and of all directors, secretary auditors and officers of Acewin and China Machine, in each case acknowledging that they have no outstanding claims against the relevant Group Company whether for compensation for loss of office or otherwise howsoever and further, in the case of each director of China Machine such resignation shall be accompanied by a resignation letter endorsed with a signed certificate of the director in question pursuant to Section 157D(3)(b) of the Companies Ordinance;

(d)	in respect of Acewin and China Machine, the statutory and minute books (which shall be written up to but not including the Completion
Date), Common Seal, Certificate of Incorporation, Business
Registration Certificate, all available copies of the Memorandum and Articles of Association, cheque books, books of account (all complete and written up to Completion), copies of all tax return(s) filed and related correspondence (if any), all current insurance policies, all contracts (if any) to which any it is a party and all other documents and records of Acewin and China Machine;

(e)	such other documents as may be required to give the Purchaser good title to the Sale Shares and to enable the Purchaser or its nominee to become the registered holder of the Sale Shares; and

(f)	the release in respect of the loan note dated 13th February, 1996 issued by the Vendor to Holer Holdings Limited relating to the loan in the amount of US$13.5 million duly executed by the Vendor and Holer Holdings Limited;

(ii)	procure that board meetings of Acewin and each Group Company be held at which resolutions shall be passed (where appropriate):-

(a) to approve and give effect to all of the matters referred to above;

(b) to approve the Purchaser and its nominee for registration as the holders of the Sale Shares;

(c) to accept the resignations of the directors, secretary and auditors of each Group Company referred to in sub-clauses (A)(i)(c) above and to appoint as new directors, secretary and auditors of each Group

Company, such persons as the Purchaser may require, all with effect from the close of business of the relevant meeting;

(d)	to change the authorised signatories of Acewin and
China Machine to operate their bank accounts and otherwise conduct their business as the Purchaser may require; and

(e)	to deal with and resolve upon such other matters as the
Purchaser shall reasonably require for the purposes of giving effect to the provisions of this Agreement;

(iii)	execute and do and deliver to the Purchaser all such
other documents, acts and things as the Purchaser may reasonably require in order to implement the transactions contemplated by this Agreement;

(B)	the Purchaser shall present the instrument of transfer together with the share certificates in respect of the Sale Shares to be sold to the Purchaser to Acewin for registration of the transfer;

(C)	the Purchaser shall telegraphically transfer to the Vendor the sum of US$13,950,000 and deliver proof in form and substance satisfactory to the Vendor that such sum has been irrevocably despatched to the Vendor by telegraphic transfer to as follows:-

Banker's name:             The Hong Kong and Shanghai Banking Corporation
                           Limited
Address:                   1 Queen's Road Central, Hong Kong
Multi-currency
savings account no.:       002-5-639311
Payee:                     Regal International Inc.

(D)	no party shall be obliged to complete this Agreement unless each other party complies fully with the above requirements of this Clause 3.


4.	WARRANTIES/UNDERTAKINGS
   -----------------------
(A)	The Vendor hereby represents, warrants and undertakes to the
Purchaser in the terms set out in Schedule 2 and that at Completion:-

(i)	the Sale Shares will be free from all rights of pre-emption, options, liens, claims, equities, charges, encumbrances and third-party rights of any nature;

(ii)	Acewin will be the beneficial owner of a 100% interest in
the issued share capital of China Machine; and

(iii)	China Machine will be the beneficial owner of a 55%
interest in the registered capital of the Wuxi Joint Venture.

(B)	Any material breach of any of the representations,
warranties, undertakings or indemnities made or given by the Vendor hereunder which adversely affects the value of the Group occurring before Completion shall, in addition and without prejudice to any other rights or remedies available to the Purchaser, entitle the Purchaser to rescind this Agreement without penalty.

(C)	The Purchaser shall not be entitled to make any claims
against the Vendor arising out of or in connection with any breach or alleged breach of the Warranties (any "Warranty Claim")
(i) after expiry of the period of two years following the date of Completion except in respect of those matters or circumstances which have been the subject of a claim made hereunder or in respect of those circumstances which may give rise to a claim made hereunder and of which notice has been given to the Vendor on or prior to such date or (ii) where the aggregate amount of that Warranty Claim does not exceed US$100,000. The Vendor's aggregate liability for all Warranty Claims shall not exceed US$13,950,000.

(D)	insofar as the Warranties relate in whole or in part to
matters of fact, they shall constitute representations upon the faith of which the Purchaser has entered into this Agreement and each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to the terms of any other Warranties or any other term of this Agreement.

(E)	The Vendor hereby undertakes that it will from time to time
prior to Completion, promptly notify the Purchaser in writing of any event, circumstance matter or thing of which it becomes aware which is a material breach of or materially inconsistent with any of the Warranties.

(F)	Any rights to which the Purchaser may be or become entitled
by reason of any of the Warranties and all remedies which may be available to the Purchaser in consequence of any of the Warranties being untrue or misleading or breached shall enure for the benefit of any wholly-owned subsidiary of the Purchaser which has with the prior written consent of the Vendor (not to be unreasonably withheld) explicitly referring to this Clause become the beneficial owner for the time being of the Sale Shares and accordingly any loss which is sustained by such wholly-owned subsidiary in consequence of any of the Warranties being untrue misleading or breached shall be deemed to be that of the Purchaser and the Purchaser may bring proceedings and exercise any other remedy on the footing that it has been the beneficial owner of the Sale Shares at all times from Completion.

(G)	The Vendor undertakes and agrees:-

(i)	in the event that the book value of all stock-in-trade
and inventory owned by members of the Group as at the Completion Date is or has not been fully realised in cash by the relevant Group Company within a period of nine (9) months after Completion, to pay to the Purchaser, forthwith after the expiration of the said nine-month period, an amount equal to fifty-one percent
(51%) of such unrealised value; and

(ii)	in the event that the book value of any of the accounts
receivable (both trade and others, including any debts or loans to third parties) due to members of the Group as at the Completion Date is or has not been fully realised in cash by the relevant Group Company within a period of six (6) months from the date on which such debt or loan becomes due and payable, to pay to the relevant Group
Company, forthwith upon expiration of the said six-month period, an amount equal to fifty-one percent (51%) of such unrealised value.

(H)	Subject to the Vendor's compliance with sub-clause 4(G)(i)
and (ii) above, the Purchaser agrees to pay to the Vendor a sum equal to all sales proceeds in respect of such stock-in-trade and inventory received by the relevant Group Company from time to time after expiration of the said nine-month period referred to in Clause 4(G)(i), and any payments in respect of such accounts receivable received by the relevant Group Company from time to time after the expiration of the relevant period referred to therein and provided always that the total payments by the Purchaser and the Vendor as aforesaid shall not exceed the amounts paid by the Vendor to the Purchaser under sub-clauses
4(G)(i) and (ii) above and the Purchaser shall (subject to indemnity from the Vendor as to 51% of the costs thereof) take such legal or other legal proceedings for the recovery of any book debts or accounts receivable as the Vendor may reasonably require.

(1)	The Vendor shall procure:-

(i)	for the Wuxi Joint Venture, a land use rights
certificate in respect of the Site, issued by the Wuxi land bureau in the name of the Wuxi Joint Venture;

(ii)	for the Purchaser, written approval from the Wuxi
Vibration Isolator Factory of the replacement of those members of the board of directors of the Wuxi Joint
Venture who were nominated by China Machine with new directors, selected by the Purchaser and thereafter nominated by China Machine;

(iii) for each of the Wuxi Joint Venture and the Wuxi Vibration Isolator Factory, the termination of all contracts and agreements relating to the Wuxi Vibration Isolator Factory Compound Damping Materials Branch
Factory(
) the Wuxi Jieda Vibration Isolator Metal Parts Company(
) and the Shanghai Sidalizhen Engineering Company(
) and to arrange for the PRC State Administration for Industry and Commerce either to cancel the business licence of each of these three companies or to revise their registrations to remove as an investor in them the Wuxi Joint venture or the Wuxi Vibration Isolator Factory, as relevant;

(iv)	within two weeks after Completion, in respect of Vulkan
Couplings, copies of (i) the government approval of the joint venture contract, articles of association and feasibility study, (ii) the approval certificate and (iii) the business licence, all providing for terms substantially the same as those provided in the joint venture contract in respect of the establishment of Vulkan Couplings dated 6th December, 1995;

(v)	within three months after Completion, unconditional and
final discharge and full release of the guarantee issued by the Wuxi Joint Venture in favour of Wuxi Communication Bank in the amount of RMB800,000 in 1995 in a form acceptable to the Purchaser.


5.	CONDUCT OF BUSINESS PRIOR TO COMPLETION
   ---------------------------------------
The Vendor shall procure that prior to Completion the business of the Group will be operated in the ordinary course of day-to-day operations and that it will not do or omit to do (or allow to be done or omitted to be done) any act or thing which is outside the ordinary course of day-to-day operations without the prior written consent of the Purchaser (not to be unreasonably withheld) and furthermore that no Group Company will (save as contemplated by this Agreement or as the Purchaser may consent to in writing as aforesaid):-

(i)	issue or agree to issue any share or loan capital
or grant or agree to grantor redeem any option or amend the terms of any existing option over or right to acquire or subscribe any of its share or loan capital;

(ii)	borrow or raise money other than in the ordinary
course of normal day-to-day business of the Group as carried on at the date of this Agreement;

(iii)	enter into any material contract, agreement,
trade or other material transaction or capital commitment or undertake any material contingent liability other than in the ordinary course of trading;

(iv)	terminate any agreement, arrangement or
understanding or waive any right of material value;

(v)	declare, pay or make any dividends or other distributions;

(vi)	create or permit to arise any mortgage, charge,
lien, pledge, other form of security or encumbrance of equity of whatsoever nature, whether similar to the foregoing or not, on or in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material other than mortgages, charges, liens pledges or other form of security given in relation to banking facilities made available to any Group Company or the obligations of any other Group Company in the ordinary and usual course of trading;

(vii)	give any guarantee, indemnity, surety or
security other than guarantees indemnity surety or security given in relation to banking facilities made available to any Group Company or the obligations of any other Group Company in the ordinary and usual course of trading;

(viii)	appoint any new directors or employ any
employees or terminate the employment of any existing key employees or vary their terms of employment;

(ix)	dispose or agree to dispose of or acquire or agree
to acquire any material asset;

(x)	dispose of the ownership, possession, custody or
control of any corporate or other books or records;

(xi)	other than in the ordinary and usual course of its
business, compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

(xii)	otherwise than in the ordinary course of its
business, release compromise or write off any material amount recorded in the books of account of the relevant
Group Company as owing by any debtors of such Group
Company;

(xiii)	let or agree to let or otherwise part with
possession or ownership of the whole or any part of any property or Site or the buildings thereon nor purchase, take on lease or assume possession of any real property; or

(xiv)	terminate any or allow to lapse any insurance
policy now in effect or default under any provision thereof.


6.	MISCELLANEOUS
  --------------
(A)	Any provision of this Agreement which is capable of
being performed after but which has not been performed at or before Completion and all Warranties and indemnities and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

(B)	Any remedy conferred on any part hereto for breach of
this Agreement (including the breach of any Warranty) shall be in addition and without prejudice to all other rights and remedies available to it and the exercise of or failure to exercise any remedy shall not constitute a waiver by such party of any of its rights or remedies.

(C)	This Agreement shall be binding on and enure for the
benefit of the successors of each of the parties but, subject to Clause 4(F), shall not be capable of being assigned by any party without the written consent of the other parties.


7.	FURTHER ASSURANCE
   -----------------
Each party hereby undertakes to the others that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated.

8.	ENTIRE AGREEMENT
   ----------------
This Agreement constitutes the whole agreement between the parties relating to the transactions hereby contemplated and no future variation shall be effective unless made in writing and signed by all of the parties.


9.	COSTS AND EXPENSES
   ------------------
Each party shall bear its own costs in relation to the preparation, execution and carrying into effect of this Agreement.


10.	KNOW-HOW/TRADEMARK AGREEMENTS ETC.
    -----------------------------------
The Vendor acknowledges that the Purchaser or another member of the BTR Group intends to enter into certain trademark and know-how licence agreements with the Wuxi Joint Venture pursuant to which certain intellectual property rights will be licensed by the Purchaser or another member of the BTR Group to the Wuxi Joint Venture for an aggregate consideration not exceeding 3% of the annual sales of the Wuxi Joint Venture. The Purchaser shall supply to the Vendor and the Wuxi Joint Venture drafts in English and Chinese of such agreements. The Vendor shall use its best endeavours to procure approval thereof by the relevant regulatory authorities in Wuxi within three months after Completion but does not represent or warrant that any such approval can or will be obtained. All proper and reasonable costs incurred by the Vendor in connection with seeking such approvals shall be paid by the Purchaser, either by way of a cash advance or by way of reimbursement (at the election of the Vendor).


11.	NOTICES
    -------
(A)	Any notice or other document to be given under this
Agreement shall be in writing and shall be left by hand at or sent by registered or recorded post to the address of the party to be served as stated below or to such other address as may have been last notified by such party to the other party hereto:-

To the Vendor:-

c/o 52nd Floor, Bank of China Tower
1 Garden Road
Central
Hong Kong

Attn:	Mr. Mico Chung

To the Purchaser:-

BTR Antivibration Systems Group
Villers House
Clarendon Court
Leamington Spa
Warwickshire CV32 5PR
England

Attn:	Mr. Paul Maurice

(B)	Any such notice or other document shall be deemed to
have been duly given upon receipt if left by hand and in the case of notice sent by post, it shall be deemed to have been given on the second day after posting.

12.	TIME OF THE ESSENCE
    -------------------
Time shall be of the essence of this Agreement.

13.	GUARANTEE
    ---------
(A)	The Guarantor unconditionally and irrevocably
guarantees to the Purchaser (as primary obligor and not merely as surety) the due, punctual and complete payment of all sums payable by, the discharge of all liabilities of, and the performance and observance of all obligations of the Vendor hereunder. In the event that the Vendor fails to perform any obligation, then the Guarantor shall on demand promptly perform such obligations in its place.

(B)	It is agreed by the Guarantor that amounts which may
not be recoverable from the Guarantor on the footing of a guarantee, whether by reason of any legal limitation, disability or incapacity of the Vendor or any other fact or circumstance and whether or not known to the Purchaser, shall nevertheless be recoverable from the Guarantor as primary obligor in respect thereof and shall be paid by the Guarantor on demand subject to the proviso that the Guarantor shall, in resisting or disputing any claim made against it under this guarantee, have the benefit of any claim, counter-claim, right of set-off or otherwise available to the Vendor in relation to the Purchaser under the terms of this Agreement or otherwise.

(C)	The Purchaser need not make demand or proceed against
the Vendor before making demand upon the Guarantor as guarantor pursuant to sub-clause (A).

(D)	The guarantee contained in this Clause 13 is a
continuing security and shall remain in full force and effect until all of the obligations described in sub-clause
(A) have been discharged and performed in full.

14.	GOVERNING LAW AND JURISDICTION
    -------------------------------
(A)	This Agreement is governed by and shall be construed in
accordance with the laws of Hong Kong.

(B)	Each party hereby submits to the non-exclusive
jurisdiction of the Hong Kong courts and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.

(C)	The Vendor hereby irrevocably authorises and appoints
Mico Chung, c/o 52nd Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong (or such other person or persons, being resident in Hong Kong, which the Vendor may hereafter by notice to the Purchaser from time to time substitute) to accept on its behalf service in Hong Kong of all legal process arising out of or connected with this Agreement and service of such process on the person or persons for the time being authorised under this Clause to accept it on behalf of the Vendor as the case may be shall be deemed to be service of that process on the Vendor.

(D)	The Purchaser hereby irrevocably authorises and
appoints Johnson Stokes & Master of 16-19/F, Prince's
Building, 10 Chater Road, Central, Hong Kong (or such other person or persons, being resident in Hong Kong, as the Purchaser may hereafter by notice to the Vendor from time to time substitute) to accept on its behalf service in Hong
Kong of all legal process arising out of or connected with this Agreement and service of such process on the person or persons for the time being authorised under this Clause to accept it on behalf of the Purchaser shall be deemed to be service of that process on the Purchaser.

(E)	If any agent for the service of process referred to in
this clause (or any replacement agent) at any time ceases for any reason to act as such, a replacement agent to accept service having an address for service in Hong Kong shall be appointed by the relevant party and such party shall give notice in writing to the other party of the name and address of the replacement agent; failing such appointment and notification, the other party shall be entitled to appoint such a replacement agent so to act.


IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                               SCHEDULE 1
                            -------------
                                Part 1
                                ------
Company Name             :   Acewin Profits Limited


Place of incorporation   :   British Virgin Islands


Date of Incorporation    :   4th October, 1993

& Certificate Number     :   96843

Business Registration No.:   N/A

Registered office        :   P.O. Box 71, Craigmuir Chambers,
                             Road Town, Tortola, British Virgin Islands

Principal Activities     :   Investment Holding

Directors/               :   Oei Hong Leong
(Alternate Directors)        Chung Cho Yee, Mico
                             Ma Wai Man, Catherine

Secretary                :   Treasure Way Services Limited

Share Capital            :   Authorised US$50,000 (5,000,000 shares of
                             US$1.00 each)

                             Issued US$1,000 (1,000 shares of US$1.00 each)

Shareholders             :   Regal International Inc. (1,000 shares)

Accounting Year End      :   31 December

Auditors                 :   No auditor appointed as this as BVI Company

1st Directors' Meeting   :   21 October 1993

                                 Part 2
                                --------


Company Name             :   China Machine (Holdings) Limited

Place of Incorporation   :   Hong Kong

Date of Incorporation    :   16 January 1992

& Certificate Number     :   340556

Business Registration No.:   15254284

Registered office        :   52nd Floor, Bank of China Tower, 1 Garden
                             Road, Hong Kong

Principal Activities     :   Investment Holding

Directors/               :   Oei Hong Leong
(Alternate Directors)        Chung Cho Yee, Mico
                             Ma Wai Man, Catherine

Secretary                :   Treasure Way Services Limited

Share Capital            :   Authorised HK$10,000 (10,000 Ordinary shares
                             of HK$l each)

                             Issued HK$1,000 (1,000 Ordinary shares of
                             HK$1 each)

Shareholders             :   Acewin (999)

                             Treasure Way Services Limited (1)
                             (in trust for Acewin)

Accounting Year End      :   31 December

Auditors                 :   Deloitte Touche Tohmatsu

1st Directors' Meeting   :   27 February 1992

                                Part 3
                                ------
                         The Wuxi Joint Venture
                         ----------------------
Company Name             :   Wuxi CSI Vibration Isolator Co., Ltd.

Place of Incorporation   :   the PRC

Date of Incorporation    :   10th September, 1993

Business Licence Number  :   001970

Registered Office        :   No. 1, Tang Nan Lu, Wuxi, Jiangsu, the PRC

Principal Activities     :   Manufacture of vibration isolators of various
                             kinds for use in cars, trucks, ships etc.

Total Investment         :   RMB156,600,000

Registered Capital       :   RMB83,702,700

Shareholders             :   Wuxi Vibration Isolator Factory (45%)
                             China Machine(55%)

Accounting Year End      :   31st December

Auditors                 :   Arthur Andersen & Co.

                                 Part 4
                                 ------
                            Vulkan Couplings
                           -----------------
Company Name             :   Wuxi-Vulkan Couplings Co., Ltd.

Place of Incorporation   :   the PRC

Date of Incorporation    :   20th March, 1996

Registered Office        :   No. 1, Tang Nan Lu, Wuxi, Jiangsu,
                             the PRC

Principal Activities     :   Manufacture of couplings and other
                             products for power transmission use

Total Investment         :   US$6,800,000

Registered Capital       :   US$3,400,000

Shareholders             :   Wuxi Joint Venture (40%)
                             Vulkan Kupplungs-U Getriebebau B.
                             Hackforth GMBH Co. KG (60%)

Accounting Year End      :   31st December

                               Schedule 2
                               ----------
                               Warranties
                               ----------

Subject to the matters referred to herein or the Accounts or as disclosed to the Purchaser or its professional advisers in writing or which are included in the Arthur Andersen Report of, the Vendor represents that all representations and statements of fact set out in this Schedule or otherwise contained in this Agreement are and will be true and accurate in all respects as at the date hereof and as at Completion.


1.	Compliance with Legal Requirements
   -----------------------------------
(A)	All corporate or other documents required to be filed
or registered in respect of China Machine with the Registrar of Companies in Hong Kong in accordance with the Companies Ordinance or in respect of other Group Companies with the authorities in the place of incorporation of each relevant Group Company have been duly filed as appropriate.

(B)	The statutory books and minute books of each Group
Company have been properly written up and contain an accurate and complete record of the matters which should be dealt with in these books and no Group Company has received any application or request for rectification of its register of members or any other register and compliance has been made with all other legal requirements concerning each Group Company and all issues of shares, debentures or other securities thereof.

(C)	Each Group Company and its officers (in their capacity
as such) have complied in all material respects with all relevant legislation and other regulations or requirements whether in Hong Kong, the PRC or elsewhere, including (but without limitation) legislation relating to companies and securities, exchange controls, borrowing and lending controls, pollution, real property, Taxation and, prevention of corruption.

(D)	Each Group Company has at all relevant times
maintained in force all such licences as may be required by it for the purpose of establishing and carrying on the business of such Group Company and has complied in all respects with the terms and conditions on which such licenses were incurred.

(E)	Copies of the Memorandum and Articles of Association or
Byelaws (or equivalent constitutional documents) of each Group Company (having attached thereto copies of all such resolutions as are by law required to be attached thereto) to be supplied to the Purchaser within seven days of signing of this Agreement are complete and accurate in all respects and all legal and procedural requirements and other formalities concerning the said Memorandum and Articles of Association (or equivalent documents) have been duly and properly complied with.

(F)	Each of the Wuxi Joint Venture and Vulkan Couplings is
a Chinese-foreign equity joint venture with limited liability duly established and validly existing under the laws of the PRC and has the right to carry on its business as it is now being conducted and to own its property and assets.


2.	Accuracy and Completeness of Information
   -----------------------------------------
(A)	The information and particulars in respect of the Group
set out herein and in the Schedules and in the Accounts are true and accurate in all material respects and not misleading and all statements of fact made by the Vendor in writing in relation to each Group Company and its business are true and accurate in all material respects unless superseded by information in writing given prior to the date of this Agreement.

(B)	There are no material facts or circumstances, in
relation to the assets, liabilities (whether contingent or otherwise), capital commitment, business or financial condition of any Group Company, which have not been disclosed in writing to the Purchaser.

(C)	All the accounts, books, ledgers and financial and
other records of each Group Company have been properly kept in accordance with normal business practice in the place in which it carries on its business and are in the possession of the relevant
Group Company or under its control and all transactions relating to its business have been duly and correctly recorded therein and there are as at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records.


3.	Power, Shares and Options
   --------------------------
(A)	The Vendor has the requisite power and authority to
enter into and perform this Agreement.

(B)	The Vendor is the sole beneficial owner of the Sale
Shares and is entitled to sell and transfer the full legal and beneficial ownership of the same to the Purchaser or its nominees.

(C)	The Sale Shares comprise the whole of the issued and
allotted share capital of Acewin and all of them are fully paid up.

(D)	Neither Acewin nor China Machine has any subsidiaries
(direct or indirect) or associated companies (as defined in the Companies Ordinance) or any shareholding or other interest in any company, partnership, firm or other entity other than China
Machine and the Wuxi Joint Venture in the case of Acewin and the Wuxi Joint Venture in the case of China Machine.

(E)	No Group Company has repaid, redeemed or purchased any
of its share capital or issued any share capital or by capitalisation of earnings as paid up otherwise than by receipt of consideration therefor.

(F)	No Group Company has been directly or indirectly
engaged or involved in any scheme of reconstruction or amalgamation or any reorganisation or reduction of share capital nor has any Group Company transferred any business carried on by it.

(G)	Subject to the approval of the Board of Directors of
Acewin and the relevant provisions, if any, in the Articles of Association of Acewin, no consent of any third party is required to the sale of the Sale Shares.

(H)	There is no option, right to acquire, mortgage, charge,
pledge, lien or other form of security or encumbrance on, over or affecting any of the Sale Shares or any part of the issued or unissued share capital of any Group Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

(I)	Other than that created by this Agreement, there is no
agreement or commitment outstanding which calls for the allotment or issue of or accords to any person the right to call for the allotment or issue of any shares in or debentures of any Group Company.


4.	Corporate Matters
   -----------------
(A)	The minute books of directors' meetings and of
shareholders' meetings respectively contain full and accurate records of all resolutions passed by the directors and the shareholders respectively of each Group Company and no resolutions have been passed by either the directors or the shareholders of the relevant Group Company which are not recorded in its minute books.

(B)	All charges in favour of any Group Company have (if
appropriate) been registered in accordance with the provisions of the relevant law.

(C)	All title deeds relating to assets of the Group
Companies, and an executed copy of all agreements to which any such company is a party, and the original copies of all other documents which are owned by, or which ought to be in the possession of, any such company are in its possession.


5.	Financial Matters
   -----------------
(A)	The Arthur Andersen Report gives a true and fair view
of the state of affairs and financial position of the Group for the periods reported in it and of the Group's results for the relevant periods.

(B)	The Wuxi Accounts were prepared in accordance with
accounting principles and practices generally accepted in the PRC which have been consistently applied and present fairly and accurately the financial situation of the Wuxi Joint Venture.

(C)	The Management Accounts are complete and accurate in
all material respects and fairly and accurately reflect the financial position of the Group at the date thereof and of its results for the financial period ended on that date.

(D)	Each Group Company owns and will own free from encumbrance
all its undertaking and assets shown or comprised in the relevant accounts and all such assets are in its possession or under its control.

(E)	No Group Company holds any security (including any guarantee or indemnity) which is not valid and enforceable by such Group
Company against the grantor thereof in accordance with its terms.

(F)	The Management Accounts in respect of the Wuxi Joint Venture were prepared in accordance with accounting principles and practices generally accepted in the PRC which have been consistently applied and present fairly and accurately the financial situation of the Wuxi Joint Venture.

(G)	Since the Accounts Date, there has not been:

(i) any material adverse change in the business, prospects, financial condition, operations, or assets of the Group (taken as a whole);

(ii)	any damage, destruction, or loss, whether covered by
insurance or not, materially adversely affecting business of the Group (taken as a whole);

(iii)	any sale, disposal, acquisition, transfer by any
Group Company of any tangible or intangible property or asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such property or asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and statutory rights of customers in inventory and other assets;

(iv)	any transaction or liability incurred which is not in
the ordinary course of business of the relevant Group Company;

(v)	the lapse of any patent, utility models, design,
trademark, trade name, service mark, copyright, or license or any application with respect to the foregoing by any Group Company;

(vi)	the making of any material loan, advance, indemnity or
guaranty by any Group Company to or for the benefit of any person (except a Group Company) except the creation of accounts receivable in the ordinary course of business; or

(vii)	an agreement to do any of the foregoing.

(H)	The accounting books and records of each Group Company have
been properly written up and present a true and fair view of all the transactions to which that Group Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in the said books and records.

(I)	No Group Company has any material capital commitment or is
engaged in any scheme or project requiring the expenditure of capital of significant amount.

(J)	All dividends or distributions declared, made or paid by
each Group Company have been declared, made or paid in accordance with its articles of association and the applicable provisions of law. No dividend or other distribution has been or will be paid by the Wuxi Joint Venture from the declared dividend in the Wuxi Accounts. No dividends or distributions have been declared or paid by any Group Company since 1st January, 1996.

(K)	No part of the amounts included in the Accounts or
subsequently recorded in the books of any Group Company, as owing by any debtors has been released on terms that any debtor pays less than the full book value of his debt, or has been written off, or has proved to any extent to be irrecoverable, or is now regarded by any Group Company as irrecoverable in whole or in part other than, in each case, in the ordinary course of business.

(L)	No Group Company has any material obligations or liabilities other than those which have arisen or may arise in the ordinary course of its business, other than those set out in the Accounts.

(M)	Having regard to existing bank facilities, the Group has
sufficient working capital for its present requirements (that is to say, to enable it to continue to carry on its business in its present form and at its present level of turnover) and for the purposes of performing in accordance with its terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

(N)	Each Group Company has paid its creditors in accordance
with their respective credit terms.

(O)	Each Group Company has as at the date hereof and the Vendor
will use all reasonable endeavours to ensure that it will not, as at Completion, have outstanding:-

(i)	any borrowing or indebtedness in the nature of
borrowing or other credit facility save for bank borrowings incurred in the ordinary course of business;

(ii)	any mortgage, charge or debenture or any obligation
(including a conditional obligation) to create a mortgage, charge or debenture save and except as disclosed in the Accounts;

(iii)	any liabilities outstanding under any guarantee or
other than the guarantee referred to in Clause 4(I)(v) of this Agreement;

(iv)	any other contingent liabilities other than those
disclosed in the Accounts or incurred in the ordinary course of trading of the relevant Group Company.

(P)	Since the Accounts Date:-

(i)	no resolution of any members of any Group Company in
general meeting has been passed other than resolutions relating to the business of the annual general meeting which would not (if the relevant Company were incorporated in Hong Kong) constitute special business;

(ii)	the financial year of the Group has not changed from 31st December;

(iii)	no event has occurred which would entitle any
third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(iv)	the business of each Group Company has been
carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off and no unusual or abnormal contract has been entered into by any Group Company;

(v)	no remuneration (including bonuses) or benefit
payable to any officer or employee of the Group has been materially increased nor has any Group
Company undertaken any obligation to increase materially any such remuneration at any future date with or without retrospective effect;

(vi)	no transaction of any importance to which any
Group Company has been party has taken place, which materially and adversely affects the value of the Group (taken as a whole) and which if it had taken place on or before the Accounts Date would require to be disclosed or reflected in the audited accounts of such Group Company or the Group as at the date thereof or in the report of the Directors accompanying such accounts.

(Q)	No Group Company has any outstanding inter-company
indebtedness to either the Vendor or the Guarantor or to any company associated therewith.


6.	Plant and Equipment
   --------------------
(A)	The fixed and loose plant, machinery, furniture,
fixtures, fittings, equipment, vehicles and other material assets used in connection with the business of each Group Company are the property of and are held by such Group Company free from any hire-purchase agreement or agreement for payment on deferred terms or bills of sale or lien, charge or other encumbrance.

(B)	All plant, machinery, vehicles and equipment owned or
used by the Group is in good and safe condition and in working order (fair wear and tear excepted).


7.	Taxation
   ----------
(A)	Each Group Company has complied with all other relevant legal requirements relating to registration or notification for Taxation purposes.

(B)	Each Group Company has:-

(i) paid or accounted for all Taxation (if any) due to be paid or accounted for by it before the date of this Agreement; and

(ii) taken all necessary steps to obtain any repayment of or relief from Taxation available to it.

(C)	The returns which ought to have been made by or in respect of each
Group Company for any Taxation purposes have been made and all such returns are up-to-date correct and on a proper basis and are not the subject of any dispute with any Taxation or other relevant authority and there are no present circumstances known to the Company which are likely to give rise to any such dispute and provision has been made in the Accounts or in the Accounts for all amounts which were or would have been shown by any such return to be payable by any Group Company.

(D)	The provisions (if any) included in the Accounts are sufficient to cover all Taxation in respect of all periods ending on or before the Accounts Date for which any Group Company was then or might at any time thereafter become or have become liable:-

(i) on or in respect of or by reference to any profits, gains or income (including deemed profits, gains or income) for any period ended on or before the Accounts Date; or

(ii) in respect of any distribution made or transaction entered into on or before the Accounts Date.

(E)	No Group Company has incurred any liability to
Taxation since the Accounts Date other than tax in respect of profits retained by such Group Company.

(F)	Each Group Company is not, and has not at any time
since the Accounts Date been, liable to pay interest on any unpaid Taxation.

(G)	In the accounting reference periods immediately preceding that ended on the Accounts Date no Group Company has made or agreed to make any payment to, or provided or agreed to provide any benefit for, any person who is or has been an officer or employee of that company or a dependent of any such person in excess of the sum of HK$50,000 which is not allowable as a deduction in calculating the profits of the relevant Group Company for Taxation purposes.

(H)	All documents in the possession or under the control of any Group
Company and which attract stamp duty in Hong Kong or elsewhere for which that company is liable have been properly stamped.

(I)	Neither the execution nor the performance of this Agreement:-

(i) will result in any losses of any Group Company or any other allowance, deduction or credit available for relief for Taxation purposes against the profits or deemed profits of any Group Company ceasing to be so available or being reduced;

(ii)	will render any Group Company liable to any, or
any additional, Taxation.

(J)	The Group has duly and punctually paid all Taxation
imposed on the Group by the relevant authorities in the Hong Kong, the People's Republic of China or elsewhere and no Group Company has any outstanding liability in relation to Taxation imposed by the authorities in Hong Kong, the PRC or elsewhere including value added tax, land use fees, real estate taxes, income tax and custom duties.

(K)	There is no material liability on the Group as a result
of any changes in the arrangements which the Group has entered into in relation to import duty paid by the Group in the PRC.


8.	Employment Arrangements
   -------------------------
(A)	All contracts of service to which any Group Company is
a party can be terminated by it without payment of compensation (save as provided by legislation) by not more than three months' notice or less without compensation
(other than compensation in accordance with the Employment
Ordinance of Hong Kong).

(B)	No Group Company is a party to:-

(i)	any agreement, arrangement or scheme (whether or
not legally enforceable) for profit sharing, share incentives, share options or for the payment to employees of bonuses or incentive payments or the like, except that employees of Group Companies are entitled to 13 months' salary annually and a bonus at the discretion of the board of the relevant Group Company;

(ii)	any collective bargaining or procedural or other
agreement with any trades union or similar association; and

no employee will become redundant and be entitled to a redundancy payment as a result of this Agreement.

(C)	Save as provided by legislation no Group Company is
under any legal liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions, gratuities, retirement annuities, benefits, periodical sums, or any other payment or compensation in connection with retirement, death or disability to or for any of its past or present officers or employees or their relatives or dependents; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on any Group Company or to which any Group Company contributes.


9.	Litigation
   ------------
No Group Company is engaged in or is a party to (whether as plaintiff, defendant or otherwise) or the subject of any investigation, litigation, arbitration, administrative or criminal or other proceedings or to any disputes and no investigation, litigation, arbitration, administrative or criminal or other proceedings are, to the Vendor's knowledge, threatened or pending either by or against or in respect of any Group Company and there are no facts known to the Vendor which might give rise to any such investigation, litigation, arbitration, administrative or criminal or other proceedings or to any payment otherwise than in the ordinary course of business or to any proceedings against any director, officer or employee past or present) of any Group Company in respect of any act or default for which such Group Company might be vicariously liable and there are no unfulfilled or unsatisfied judgments or court orders against any Group Company.


10.	Contracts and Commitments
   --------------------------
(A)	Since the Accounts Date, each Group Company has carried
on its business in the ordinary course so as to maintain the same as a going concern and, save as mentioned in or as contemplated by this Agreement , no Group Company has entered into any transaction and incurred any material liabilities except in the ordinary course of its day-to-day business and for full value.

(B)	There is not now outstanding nor will there be
outstanding at Completion with respect to any Group Company:-

(i)	any agreement (whether by way of guarantee,
indemnity, warranty, representation or otherwise) under which any Group Company is under any actual or contingent liability in respect of the obligations of any person other than the relevant Group Company;

(ii)	any contract to which any Group Company is a party
which is of a long-term and non-trading nature or contains any unusual or unduly onerous provision;

(iii)	any sale or purchase option or similar
agreement or arrangement affecting any material assets or business owned or used by any Group Company or by which any Group Company is bound except those entered in the ordinary course of day to day trading;

(iv)	any agreements, entered into by any Group Company
otherwise than by way of bargain at arm's length;

(v)	any contract which materially restricts the
freedom of any Group Company to carry on the business now carried on by it in any part of the world;

(vi)	any management agreements, co-insurance
agreements, joint venture agreements, agency agreements or any form of arrangement or agreement whatsoever which entities any person to bind any Group Company contractually, to settle, negotiate or compromise any accounts or claims or to collect, receive or share in any balances or sums payable to any Group Company.

(C)	No Group Company has received any notice to repay under any
agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand and there has not occurred any event of default (or any event which would constitute an event of default with the giving of notice, the lapse of time and/or the issue of certificate) under any agreement relating to any other borrowing or indebtedness in the nature of borrowing or other credit facility of any Group Company or no obligation thereunder becomes prematurely repayable or becomes capable of being declared to be prematurely repayable.

(D)	No Group Company is under any obligation, or party to any
contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(E)	No party to any agreement or arrangement with or under an
obligation to any Group Company is in default under it, being a default which would be material in the context of such Group
Company's financial or trading position and there are no circumstances likely to give rise to such a default.

(F)	No Group Company is:-

(i)	in default in any material respect under any agreement,
obligation or arrangement to which it is party or in respect of any other obligations or restrictions binding upon it;

(ii)	in default in any material respect under any
obligations existing by reason of membership of any association or body;

(iii)	liable in any material respect in respect of any
representation or warranty (whether express or implied); and

(iv)	party to any agreement which is invalid or in respect
of which there are grounds for determination, recision, avoidance or repudiation.

(G)	No charges, rights of security or third party rights of any
kind whatsoever have been created or agreed to be created or permitted to arise over any of the assets of any Group Company and are subsisting other than liens arising in the ordinary course of business.

(H)	No Group Company is under any obligation, nor is it a
party to any forward contract relating to foreign currency save in the ordinary course of business.

(I)	No Group Company is a party to nor has it any liability
(present or future) under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

(J)	As at the Accounts Date, there were no debts by any Group
Company other than those shown in the Accounts and since the Accounts Date there are no debts by any Group Company other than the debts which have arisen in the ordinary course of business.

(K)	Other than in the ordinary course of business no Group
Company has outstanding any bid or tender or sale or service proposal which, if accepted, would be likely to result in a loss to such Group Company.

(L)	Save for any guarantee or warranty implied by law or
given in the usual and normal course of trade and consistent with previous practice, no Group Company has given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.


11.	Insolvency
   -----------
(A)	No receiver has been appointed of the whole or any part
of the assets or undertaking of the Group or any Group Company.

(B)	No petition has been presented, no order has been made
and no resolution has been passed for the winding-up or dissolution of the Group or any Group Company.

(C)	No Group Company has stopped payment nor is it insolvent
or unable to pay its debts within the meaning of section
178 of the Companies Ordinance of Hong Kong.


12.	Insurance
    ---------
(A)	All premiums due in respect of the policies of insurance
taken at by members of the Group have been paid in full and all the other conditions of the said policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable and copies of the relevant policies have been supplied to the Purchaser.

(B)	No claim is outstanding either by the insurer or the
insured under any of the said policies and no claim against any Group Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by such Group Company.

(C)	There are no circumstances which would or might entitle
any Group Company to make a claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

13.	Delinquent Acts
    ---------------
To the best knowledge and belief of the Vendor no Group Company has committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise which would materially adversely affect the value of the Group taken as a whole.


14.	Tax Returns
    -----------
(A)	Each Group Company has, in respect of all years of
assessment since incorporation falling before the date of this Agreement, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding taxation matters which it is required to make or supply to any revenue authority (whether in Hong Kong or elsewhere) and there is at the date hereof no dispute or disagreement nor is any contemplated with any such authority regarding any Group Company's liability or potential liability to any tax or duty (including in each case penalties and interest) or regarding the availability to any Group Company of any relief from tax or duty.

(B)	Each Group Company has sufficient records relating to
past events during the years prior to the date of this Agreement to calculate the tax liability or relief which would arise on any disposal or realisation of any asset owned at the date of this Agreement.


15.	Anti-avoidance
   ---------------
None of the Group Companies has at any time been a party or otherwise involved in any transaction or series of transactions involving steps taken without any commercial or business purpose apart from the obtaining of a tax advantage.


16.	Powers of Attorney
    ------------------
No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees and agents and the bankers of such Group Company in the normal course of business.


17.	Intellectual Property
    ---------------------
The processes employed and the products and services provided by each Group Company do not use, embody or infringe any patents, registered designs, know-how or trade secrets, copyrights, trademarks or similar intellectual property rights (whether registered or not) of third parties and no claims have been made and no applications are pending.

18.	Computer Records
    -----------------
No Group Company has or will pending Completion have any of its records, systems, controls data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of a Group Company.


19.	Confidentiality
    ----------------
Except in the ordinary course of its business no Group Company has disclosed or permitted to disclosed or undertaken or arranged to disclose to any person any of its know-how, secrets, confidential information or lists of customers or suppliers.


20.	Effect of this Agreement on other agreements etc.
    ---------------------------------------------------
There is no agreement or arrangement between any Group Company and any other person which will or may be terminated as a result of this Agreement or the transactions contemplated therein or which will be affected materially by it or which includes any provision with respect to a change in the control, management or shareholders of the relevant Group Company and compliance with this Agreement does not and will not constitute a default under any loan to or mortgage created by any Group Company.


21.	Commercial position
    --------------------
(A)	To the best of the Vendor's knowledge and belief there
is no substantial customer or supplier of any Group Company who has ceased purchasing from or supplying to it or who is likely after the date of the Agreement to reduce substantially or terminate purchases from or supplies to it in each case by reason only of the making of this Agreement.

(B)	There are no special circumstances which might lead to
the manufacture by any Group Company of any goods, or the supply by or to it of any goods or services, being restricted or hindered, not being circumstances which affect generally companies or persons carrying on business similar to that of the relevant Group Company in a place where that company carries on business.


22.	Litigation and Offences
    ------------------------
(A)	No party with whom any Group Company has entered into
any contract is in default under it which could lead to a material claim by the relevant Group Company against such part for damages or have a material adverse effect on the relevant Group Company's business, and there are no circumstances likely to give rise to such a default.

(B)	No governmental of official investigation or inquiry
concerning any Group Company which may have a material adverse effect on the Group Company's business is in progress or, there are no circumstances which are likely to give rise to any such investigation or inquiry.

(C)	There are no powers of attorney given (which are still
in force) by any Group Company.


23.	Environmental Compliance
    -------------------------
(A)	To the best of the Vendor's knowledge and belief after
having made all reasonable enquiries throughout the period of its use of the Site and the Building, the Wuxi Vibration
Isolator Factory was in compliance with all environmental requirements, including all applicable environmental protection laws, rules and regulations, and its level of all] discharges or emissions of wastes and other pollutants did not exceed permissible levels set by the relevant governmental agency.

(B)	The Wuxi Joint Venture is in compliance with the PRC
Environmental Protection Law and all applicable environmental protection rules and regulations.

(C)	All environmental licences, consents and other
permissions or approvals required for carrying on the operations now being carried on by the Wuxi Joint Venture will be obtained within a reasonable time after request.

(D)	There are no outstanding notices, complaints,
requirements or fines issued by any governmental body, authority or department concerning environmental pollution on or emitted from the Site.


24. Site
    ----
(A)	No Group Company owns or is tenant, lessee or licensee
of any real property other than the Site. To the best of the Vendor's knowledge and belief after having made all reasonable enquiries the Wuxi Vibration Isolator Factory possesses a lawful right to use the Site and the buildings thereon for its operations.

(B)	The Wuxi Joint Venture has no legal right to use the
site and the buildings thereon and does so by sufferance of the Wuxi Vibration Isolator Factory.

(C)	The Site and the buildings thereon are occupied or
otherwise used by the Wuxi Joint Venture in connection with its business. Save that the Wuxi
Joint Venture has no right to use the Site, the present use of the Site and the buildings thereon is not in contravention of any applicable laws, orders or official directions and there is no development or construction thereon in contravention of such laws, regulations orders or directions.

(D)	The Wuxi Joint Venture does and will at Completion use
the Site and the buildings thereon.

(E)	All fees, taxes and all other outgoings in respect of the
Site and the buildings thereon which have fallen due have been duly paid up to the date hereof and will be duly paid up to Completion if and when they fall due.

(F)	There are no outstanding notices, complaints or requirements issued by any governmental body, authority or department to the Wuxi Vibration Isolator Factory or the Wuxi Joint Venture in respect of the Site or the buildings thereon or any part thereof. The Vendor undertakes to notify the Purchaser promptly of any notice received by it or the Wuxi Joint Venture or the Wuxi Vibration Isolator Factory before Completion from any governmental body, authority or department relating to any of the aforesaid matters.

(G)	To the best of the Vendor's knowledge, after having made all reasonable enquiries, neither the Wuxi Vibration Isolator Factory nor the Wuxi Joint Venture has been notified of any planning or other proposals made or intended to be made by any governmental body, authority or department concerning the compulsory acquisition or resumption of the Site or the buildings thereon or any part thereof or which would adversely affect the use of Site or the building or any part thereof for the purposes of the Wuxi Joint Venture.

(H)	There are no outstanding actions, disputes, claims or
demands between the Wuxi Vibration Isolator Factor or the Wuxi Joint Venture and any third party affecting the Site, the buildings thereon, or any property neighbouring the Site.

(I)	The Wuxi Joint Venture has no residual liability in respect
of any premises previously owned, controlled or occupied by it.

(J)	To the best of the Vendor's knowledge and behalf after
having made all reasonable enquiries the Wuxi Vibration Isolator Factory has not contracted to sell or part with the possession of or let or grant any option over or otherwise dispose of its interest in the Site or the buildings and has not mortgaged, charged or otherwise encumbered such interest or agreed to do so.

(K)	Pending Completion neither the Wuxi Joint Venture nor the
Wuxi Vibration Isolator Factor shall transfer, sell, assign, sub-divide, charge, mortgage or otherwise dispose of, lease, license for use or occupation or in any other way or part with the possession of or make any arrangement for the sharing of the Site or buildings or any part thereof or any interest therein or enter into any agreement to do any of the aforesaid without the prior written consent of the Purchaser.

(L)	The Wuxi Joint Venture will be able to obtain a grant of the land use right of the Site from the Wuxi land administration bureau upon entering into a land grant contract with the Wuxi land administration bureau and paying the land grant premium as set by the Wuxi land administration bureau.

(M)	The Wuxi Vibration Isolator Factory has agreed to the
arrangement under which the Wuxi Joint Venture will rent a part of the metal bellows expansion workshop to the Vulkan Couplings.

25.	The Wuxi Joint Venture's interest in Vulkan Couplings
    ------------------------------------------------------
(A)	The equity interest of the Wuxi Joint Venture in Vulkan Couplings represents, and as at Completion shall represent, forty per cent (40%) of the entire registered capital of Vulkan Couplings.

(B)	The Wuxi Joint Venture's ownership of a 40% equity interest in
Vulkan Couplings does not violate any laws or regulations of the PRC and is within the business scope of the Wuxi Joint Venture.

(C)	All consents, approvals, permissions and authorizations, whether from relevant PRC authorities or from any third parties, which were required from the Wuxi Joint Venture to invest in Vulkan Couplings or to own its interest in the registered capital of Vulkan Couplings have been obtained and are legally valid and effective.


26.	Other Investments
    ------------------
(A)	The Wuxi Joint Venture has not entered into any contractual
arrangements with, and has no liability or obligations respecting the Wuxi Vibration Isolator Factory Compound Damping Materials Branch Factory, the Wuxi Jieda Vibration Isolator Metal Parts Company, and the Shanghai Sidalizhen Engineering Company, or the Wuxi Vibration Isolator Factory's co-investors in these three companies.

(B)	Other than Vulkan Couplings, the Wuxi Joint Venture has no
subsidiaries (direct or indirect), branches or associated companies and no shareholding or other interest in any company, partnership, firm or other entity.


27.	Miscellaneous
    --------------
(A)	Other than transactions entered into in the ordinary course of business, no Group Company has entered into any transaction which is still executory.

(B)	No-one is entitled to receive from any Group Company any
finder's fee brokerage or commission in connection with the sale of the Sale Shares or the Loan under this Agreement.

(C)	Except as provided herein, all necessary consents or approvals for the entering into and the performance of this Agreement has been obtained.

(D)	All warranties and representations contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing.

(E)	The equity interest of China Machine in the Wuxi Joint Venture represents, and as at Completion shall represent, fifty-five per cent (55%) of the entire registered capital of the Wuxi Joint Venture.

SIGNED BY

on behalf of
REGAL INTERNATIONAL, INC.
in the presence of:-








SIGNED BY

on behalf of
BTR CHINA HOLDINGS B.V,
in the presence of:-








The COMMON SEAL of

CHINA STRATEGIC HOLDINGS LIMITED
was hereunto affixed
in the presence of:-